Registration No 333-265995

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 1

Registration Statement Under

THE SECURITIES ACT OF 1933

CEL-SCI CORPORATION
(Exact name of registrant as specified in charter)

Colorado
(State or other jurisdiction of incorporation)

84-09l6344	8229 Boone Blvd. #802 Vienna, Virginia 22182 (703) 506-9460
(IRS Employer I.D. Number)	(Address, including zip code, and telephone number including area of principal executive offices)

Geert Kersten 8229 Boone Blvd. #802 Vienna, Virginia 22182 (703) 506-9460
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

William T. Hart, Esq.

Hart & Hart

1624 Washington Street

Denver, Colorado 80203

(303) 839-0061

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

From time to time after this Registration Statement

becomes effective as determined by market conditions

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

The registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

CEL-SCI CORPORATION

CEL-SCI Corporation may offer from time to time shares of common stock, preferred stock, convertible preferred stock, rights, warrants, units consisting of one or more of these securities, as well as any of these securities issuable upon conversion of preferred stock or upon the exercise of warrants, at an initial offering price not to exceed $150,000,000, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale. This prospectus may also be used to reoffer shares held by certain shareholders of CEL-SCI.

Specific terms pertaining to the securities offered by this prospectus will be set forth in one or more accompanying prospectus supplements, together with the terms of the offering and the initial price and the net proceeds to CEL-SCI from the sale. The prospectus supplement will set forth, without limitation, the terms of the offering and sale of such securities.

CEL-SCI may sell the securities offered by this prospectus directly, through agents designated from time to time, or through underwriters or dealers. If any agents of CEL-SCI or any underwriters or dealers are involved in the sale of the securities, the names of the agents, underwriters or dealers, any applicable commissions and discounts, and the net proceeds to CEL-SCI will be set forth in the applicable prospectus supplement.

Any selling shareholder may sell the securities offered by this prospectus directly, through agents designated from time to time, or through underwriters or dealers. If any agents of the selling shareholder, or any underwriters or dealers are involved in the sale of the securities, the names of the agents, underwriters or dealer, and any applicable commissions and discounts will be set forth in the applicable prospectus supplement.

CEL-SCI may not use this prospectus to complete sales of its securities unless this prospectus is accompanied by a prospectus supplement.

The securities offered by this prospectus are speculative and involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

CEL-SCI's common stock is traded on the NYSE American under the symbol “CVM”. On October 3, 2024 the closing price of CEL-SCI’s common stock on the NYSE American was $1.09.

The date of this Prospectus is ________, 2024

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PROSPECTUS SUMMARY

THIS SUMMARY IS QUALIFIED BY THE OTHER INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

THE OFFERING

Securities Offered:

CEL-SCI may offer from time to time shares of common stock, preferred stock, convertible preferred stock, rights, warrants, units consisting of one or more of the foregoing securities, as well as any of these securities issuable upon the conversion of preferred stock or upon the exercise of the warrants, at an initial offering price not to exceed $150,000,000, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale.  Certain shareholders of CEL-SCI may also offer shares issued to them by CEL-SCI.  CEL-SCI may not use this prospectus to complete sales of its securities unless this prospectus is accompanied by a prospectus supplement.  See the “Plan of Distribution” section of this prospectus for additional information concerning the manner in which CEL-SCI’s securities may be offered.

Common Stock Outstanding:

As of October 3, 2024 CEL-SCI had 63,787,104 outstanding shares of common stock.  The number of outstanding shares does not give effect to shares which may be issued upon the exercise and/or conversion of options or warrants.

Risk Factors:

The purchase of the securities offered by this prospectus involves a high degree of risk.  Risk factors include the lack of revenues and history of loss, need for additional capital and need for FDA approval.  See the “Risk Factors" section of this prospectus for additional Risk Factors.

Common Stock NYSE American symbol:	CVM

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FORWARD LOOKING STATEMENTS

This prospectus and the documents that are incorporated or deemed to be incorporated by reference into this prospectus, contain or incorporate by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify these forward-looking statements by forward-looking words such as “anticipates,” “believes,” “expects,” “intends,” “future,” “could,” “estimates,” “plans,” “would,” “should,” “potential,” “continues” and similar words or expressions (as well as other words or expressions referencing future events, conditions or circumstances). These forward-looking statements involve risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, but not limited to:

•	the progress and timing of, and the amount of expenses associated with, our research, development and commercialization activities for our product candidates, including Multikine;

•	our expectations regarding the timing, costs and outcome of any pending or future litigation matters, lawsuits or arbitration proceedings;

•	the success of our clinical studies for our product candidates;

•	our ability to obtain U.S. and foreign regulatory approval for our product candidates and the ability of our product candidates to meet existing or future regulatory standards;

•	our expectations regarding federal, state and foreign regulatory requirements;

•	the therapeutic benefits and effectiveness of our product candidates;

•	the safety profile and related adverse events of our product candidates;

•	our ability to manufacture sufficient amounts of Multikine or our other product candidates for use in our clinical studies or, if approved, for commercialization activities following such regulatory approvals;

•	our plans with respect to collaborations and licenses related to the development, manufacture or sale of our product candidates;

•	our expectations as to future financial performance, expense levels and liquidity sources;

•	our ability to compete with other companies that are or may be developing or selling products that are competitive with our product candidates;

•	anticipated trends and challenges in our potential markets;

•	our ability to attract, retain and motivate key personnel;

•	our ability to continue as a going concern; and

•	our liquidity.

All forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement and the risk factors in the documents incorporated or deemed to be incorporated by reference into this prospectus. The forward-looking statements contained in this prospectus and any document incorporated or deemed to be incorporated by reference in this prospectus, speak only as of their respective dates.  Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect new information, events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, the forward-looking events and circumstances described in this prospectus and the documents that are incorporated by reference into this prospectus may not occur and actual results could differ materially from those anticipated or implied in such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements.

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BUSINESS OVERVIEW

CEL-SCI Corporation is a late clinical-stage biotechnology company dedicated to research and development directed at improving the treatment of cancer and other diseases by using the immune system, the body’s natural defense system. CEL-SCI is currently focused on the development of the following product candidates and technologies:

1)	Multikine, an investigational immunotherapy under development for the potential treatment of certain head and neck cancers; and

2)	L.E.A.P.S. (Ligand Epitope Antigen Presentation System) technology, or LEAPS, with several product candidates under development for the potential treatment of rheumatoid arthritis.

Multikine (Leukocyte Interleukin, Injection) is the full name of this investigational therapy, which, for simplicity, is referred to in this prospectus as Multikine. Multikine is the trademark that the Company has registered for this investigational therapy, and this proprietary name is subject to FDA review under the Company’s future anticipated regulatory submission for approval. None of the Company’s product candidates have been approved for sale, barter or exchange by the Food and Drug Administration (FDA) or any other regulatory agency for any use to treat disease in humans nor has the safety or efficacy of these products been established for any use. There can be no assurance that obtaining marketing approval from the FDA in the United States and by comparable agencies in most foreign countries will be granted.

MULTIKINE, THE PHASE III CLINICAL TRIAL RESULTS, AND PATH FORWARD

Immunotherapy is a large, high growth market. Immunotherapies use the patient’s own immune system to fight disease. These “targeted therapies” are at the forefront of modern cancer research. A recent Bloomberg report from January 2023 asserted that:

The global cancer immunotherapy market is expected to reach USD $196.45 billion by 2030, registering CAGR of 7.2% during the forecast period, according to a new report by Grand View Research, Inc. The rising adoption of immunotherapy over other therapy options for cancer owing to its targeted action is anticipated to increase the adoption during the forecast period. Moreover, increasing regulatory approvals from authoritarian establishments for novel immunotherapy used for oncology is also expected to further fuel the market growth. (https://www.bloomberg.com/press-releases/2023-01-18/cancer-immunotherapy-market-worth-196-45-billion-by-2030-grand-view-research-inc)

CEL-SCI hopes to participate in this growing market with its lead investigational therapy Multikine® (Leukocyte Interleukin, Injection). Multikine is unique among approved cancer immunotherapies because it is given first, right after diagnosis, before any other treatment including surgery.

Multikine has been tested in approximately 740 patients in Phase 1, 2 and 3 clinical studies conducted in the U.S., Canada, Europe, Israel and Asia. In these studies, it has been administered in multiple doses by various routes and various frequencies to determine its safety and efficacy. The data from these studies allowed CEL-SCI to determine the patient population most responsive to Multikine and most likely to benefit from it. The target population is newly diagnosed advanced primary head and neck cancer patients with no lymph node involvement (determined via PET imaging) and with low PD-L1 tumor expression (determined via biopsy), two features that physicians routinely assess at baseline as part of standard practice.

CEL-SCI completed a bias analysis for the target population in the Phase III study in preparation for submission of data to regulatory agencies including the FDA for confirmatory registration study.  The detailed data on parameters including patient age, sex, race, tumor locations, and staging demonstrate balance between the treatment and control arms.  Therefore, no bias was found, which supports confidence in Multikine’s efficacy results.

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In the target patient population CEL-SCI believes Multikine significantly extended life. In the Phase III study, CEL-SCI observed a 73% survival rate with Multikine vs. only 45% without Multikine at 5 years after treatment, and a Hazard ratio of 0.35 (95% CIs [0.19, 0.66]).

CEL-SCI applied to the FDA for a 212-patient randomized controlled confirmatory registration study focusing only on those patients in the target population, this accounts for approximately 100,000 patients worldwide per year. In May 2024, CEL-SCI announced that the FDA indicated CEL-SCI may move forward with a confirmatory registration study of Multikine in the target population.

What is Multikine and who is it for? Multikine is a biological medicinal immunotherapy comprised of a mixture of natural cytokines and small biological molecules. Multikine is injected around the tumor and adjacent lymph nodes for three weeks as a first-line treatment before the standard of care (SOC), which is surgery followed by either radiotherapy or chemoradiotherapy. Multikine’s rationale for use is to incite a locoregional immune response against the tumor before the local immune system has been compromised by the standard of care and/or disease progression.

The Multikine target population is not yet treated adult patients with resectable locally advanced primary squamous cell carcinoma of the head and neck (SCCHN) in the oral cavity and who have:

•	No lymph node involvement (via PET imaging)
•	Low PD-L1 tumor expression (TPS<10) (via biopsy)

PD-L1 is a protein receptor on the tumor surface that helps the tumor repel cells of the immune system. CEL-SCI believes that patients with tumors having low PD-L1 would be more likely to respond to Multikine because their tumors have lower defenses against the patient’s immune system. CEL-SCI estimates that patients with tumors having low PD-L1 represent about 70% of locally advanced primary SCCHN patients.

Targeting low PD-L1 also differentiates Multikine from other immunotherapies. For example, checkpoint inhibitors like Keytruda and Opdivo appear to best serve patients having high PD-L1, because these drugs work by blocking PD1/PD-L1 receptors interaction; when this interaction (PD1/PD-L1) happens it leads to inactivation/death of the immune cells attacking the tumor. These checkpoint inhibitors appear to act best when tumors express high levels of PD-L1 receptors (usually TPS >20 to TPS >50). While none of these drugs are currently approved as a first-line treatment before surgery, even if such approvals were to come in the future, we believe the large majority of patients in this group having low PD-L1 would still be expected to need Multikine.

CEL-SCI believes Multikine leads to longer survival with no safety issues. Clinical investigations of Multikine, presented at ESMO (Europe Society for Medical Oncology) in October 2023, have demonstrated in the randomized controlled Phase III trial (RCT) the following in the target population:

•	risk of death cut in half at five years versus the control;
•	28.6% absolute 5-year overall survival benefit versus control (p=0.0015);
•	0.349 hazard ratio vs control (95% CIs [0.18, 0.66], Wald p=0.0012);
•	>35% rate of pre-surgery reductions and/or downstages (p<0.01); and
•	low PD-L1 tumor expression (vs high PD-L1 where Keytruda and Opdivo work best).

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There were no demonstrable safety signals or toxicities observed in approximately 740 Multikine-treated subjects across multiple clinical trials. Adverse event (AE) and serious adverse event (SAE) incidences were not significantly different among treatment and control groups. There were no Multikine-related deaths, no Multikine-related delays of surgery, no Multikine-related interference with post-surgical treatment, and only two discontinuations. Multikine-related AEs before surgery were local and resolved after surgery. Although the literature reports that some of Multikine’s components may be toxic when administered systemically (e.g., TNFα, IFN γ, IL-1β), these toxicities did not emerge with Multikine, even at doses many times higher than those administered in the Phase III trial, primarily due to Multikine’s delivery by local injection and dosage.

CEL-SCI published its data as abstracts and posters at the annual conferences for the 2022 American Society of Clinical Oncology (ASCO), 2022 and 2023 European Society for Medical Oncology (ESMO), and the 2023 European Head and Neck Society’s (EHNS’s) annual European Conference On Head And Neck Oncology (ECHNO) and the 2023 European Society for Therapeutic Radiology and Oncology (ESTRO) and 2023 American Head and Neck Society (AHNS). These publications can be accessed at http://www.cel-sci.com.

Multikine works by inducing pre-surgical responses. CEL-SCI observed statistically significant pre-surgical responses after Multikine treatment, and therefore CEL-SCI believes in the following:

➢	Multikine causes pre-surgical responses;
➢	Pre-surgical responses lead to longer life;
➢	Therefore, selecting more patients predicted to have a pre-surgical response should lead to much better survival in the target population.

A “pre-surgical response” is a significant change in disease before surgery. CEL-SCI saw two kinds of responses in the Phase III trial. First, there were “reductions” in the size of the tumor—a reduction of 30% or more qualified as a “pre-surgical reduction,” or “PSR” for short. Second, there were disease “downstages” (e.g., the disease improved from Stage IV to Stage III) pre-surgery. CEL-SCI calls this a “pre-surgical downstaging” or “PSD” for short. CEL-SCI’s 2022 ESMO cancer conference presentation reported on PSR, and CEL-SCI’s new 2023 ESMO presentation reported on PSD.

Across the whole Phase III trial, PSRs were seen in 8.5% of Multikine patients compared to none in the control group. PSDs were seen in 22% of Multikine patients as compared to 13% in the control group. Because Multikine was the only therapy given to these patients before surgery, it is CEL-SCI’s strong belief that Multikine had to be the cause of the higher rates of PSR and PSD. These data are presented visually below. The taller blue columns show PSR and PSD rates in all 529 Multikine-treated patients in the Phase III trial, and the gray columns show PSR and PSD rates for all 394 control patients.

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It was not enough for us to show that Multikine likely leads to PSRs and PSDs as compared to a control group, CEL-SCI also had to test if PSRs and PSDs lead to improved survival. CEL-SCI’s Phase III trial demonstrated that PSR patients were 72% likely to be alive after five years, whereas control patients were only about 49% likely to be alive after five years. Patients with PSD saw similar improvement in CEL-SCI’s Phase III trial.  Their five-year chance of survival was approximately 68%. Therefore, CEL-SCI believes that the Phase III trial demonstrated that those patients who had PSR or PSD resulting from Multikine lived longer than those who were not treated with Multikine. It is important to note that these results are from the entire Phase III study population, not from a subgroup. The likelihood of living at least five years is shown in the graphic below for patients with PSR (blue), patients with PSD (orange) and control patients who did not receive Multikine (gray).

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Multikine cut the 5-year risk of death in half in the target population. CEL-SCI’s results show that Multikine can cut the risk of death in half at five years versus the control group in the target population. Survival increased from 45% in the control group to 73% in the Multikine group, at five years. This means the risk of death fell to 27% in the Multikine group from 55% in the control, shown below.

Another way to see the survival benefit of Multikine in the target population is the Kaplan-Meier curve from our ESMO ’23 poster, shown below. On the vertical axis is the probability of survival and the horizontal axis is time in months. The blue Multikine line is far above the green control line, meaning the chance of survival is much higher in the Multikine group at every point in time compared to the control. These results had a low (log rank) p-value of 0.0015, which is very significant as a statistical matter.

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CEL-SCI’s physician consultants tell CEL-SCI that the early separation of these two survival curves (e.g., at 12 months) adds validation to the potential positive effects of Multikine.

Another measure of survival benefit is called the “hazard ratio,” which compares the rate of an event (chances) of dying between two different groups. Here, in the Multikine target population, the hazard ratio was 0.35, which means that deaths occurred in the Multikine group about one-third as frequently as in the control group. It is also important to note that the hazard ratio’s 95% confidence interval remained far below 1.0 (which would mean parity between the compared groups). In the case of Multikine, statistically speaking, there is a 95% chance that the hazard ratio would fall between 0.18 and 0.66 if Multikine were tested in the target population in another study. A hazard ratio of 0.66 as the “so called worst case scenario” (the upper limit of the 95% confidence interval - for the hazard ration - in this case) is still below (better) than the hazard ratio required for most drug approvals.

CEL-SCI completed a bias analysis for the target population in the Phase III study in preparation for submission of data to regulatory agencies including the FDA for confirmatory registration study.  The detailed data on parameters including patient age, sex, race, tumor locations, and staging demonstrate balance between the treatment and control arms.  Therefore, no bias was found, which supports confidence in Multikine’s efficacy results.

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These positive survival outcomes—increased overall survival, reduced risk of death, widely separated Kaplan-Meier curves with early separation, low hazard ratio, low p-values, low confidence intervals—CEL-SCI believes were driven by high PSR/PSD rates in the target population, as shown in the graphic below:

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CEL-SCI relies on all of these data together to support its plan to request accelerated/conditional approval in the new target population without waiting until the completion of another clinical trial.  CEL-SCI’s regulatory strategy going forward is to seek approval of Multikine following full enrollment of our confirmatory study wherever possible.

CEL-SCI applied to the FDA for a 212-patient randomized controlled confirmatory registration study focusing only on those patients in the target population, this accounts for approximately 100,000 patients worldwide per year. In May 2024, CEL-SCI announced that the FDA indicated CEL-SCI may move forward with a confirmatory registration study of Multikine in the target population.

•

The confirmatory study will be a randomized controlled trial with two arms: Multikine treatment plus standard of care versus standard of care alone. CEL-SCI expects to commence enrollment in Q4 2024/Q1 2025 and reach full enrollment in Q2 2026.

•	If approved as a pre-surgical treatment, CEL-SCI believes Multikine should be added to the standard of care for the target population in this unmet medical need.

•

CEL-SCI believes that the confirmatory study has a high likelihood of success based on the large survival benefit that has already been observed in the target population from the completed Phase III study. The planned confirmatory study will be much smaller—less than a quarter the size of the prior study— and will focus on the patients who saw the greatest survival benefit when treated with Multikine.

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Why Do We Believe Our Confirmatory Study Will Be Successful?

An “unmet need” is a factor for approval considered by all major regulatory bodies worldwide. In the Multikine target population, there is also a great unmet need for improved survival. The current standard of care provides only about a 50/50 chance of surviving five years, whereas Multikine could increase that survival rate to over 70% in the target population based on the Phase III data. Chemotherapy (in addition to radiotherapy following surgery) has improved survival outcome for some head and neck patients, but chemotherapy is only indicated for high-risk patients, who are not likely to fall within the Multikine target population. Currently available immunotherapies are given after surgery or where surgery is not indicated, in contrast to Multikine, which is given before surgery to patients with resectable tumors. Available checkpoint inhibitors work best on tumors with high PD-L1 expression, whereas Multikine works best in tumors with low PD-L1 expression. Therefore, Multikine’s target population is underserved, and will continue to be underserved, by current therapies, but Multikine can meet the need for improved survival.

The major regulatory bodies with whom we are working, U.S. FDA, Health Canada, European Medicines Agency (EMA) and the Medicines and Healthcare products Regulatory Agency (MHRA) in the United Kingdom (UK) all have conditional approval pathways designed for situations where the target population has not been fully tested prospectively and there is strong data supporting clinical benefit for patients. The reason is that regulators understand that in many cases patients should not have to wait for additional data before being offered the chance to benefit from a new drug, especially if the drug has shown to be safe. Every situation is different and depends on the specific facts.

IN CONCLUSION

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Strong survival data: Multikine-treated patients in the target population had a 73% 5-year survival vs a 45% 5-year survival in the control group who did not receive Multikine in the Phase III study. In addition, no safety signals or toxicities versus standard of care. The Hazard ratio is 0.35 with an upper limit of 0.66.

•

Addressing an unmet medical need: Multikine focuses on the 70% of patients not well served by the two leading approved drugs for head and neck cancer, Keytruda and Opdivo. Multikine’s proposed indication is a pre-surgical treatment in head & neck cancer, where no drug is currently approved.

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•

Multikine’s Target Population: The confirmatory registration study will focus on newly diagnosed locally advanced primary head and neck cancer patients with no lymph node involvement (determined via PET scan) and with low PD-L1 tumor expression (determined via biopsy).

•	FDA pathway: CEL-SCI is aiming to begin enrollment for a 212-patient confirmatory registration study in Q4 2024/Q1 2025, with full enrollment expected about Q2 2026. Potential to seek early approval after full enrollment.

LEAPS

CEL-SCI’s patented T-cell Modulation Process, referred to as LEAPS (Ligand Epitope Antigen Presentation System), uses “heteroconjugates” to direct the body to choose a specific immune response. LEAPS is designed to stimulate the human immune system to more effectively fight bacterial, viral and parasitic infections as well as autoimmune conditions, allergies, transplantation rejection and cancer, when it cannot do so on its own. LEAPS combines T-cell binding ligand peptides with small, disease associated, peptide antigens and may provide a new method to treat and prevent certain diseases.

The ability to generate a specific immune response is important because many diseases are often not combated effectively due to the body’s selection of the “inappropriate” immune response. The capability to specifically reprogram an immune response may offer a more effective approach than existing vaccines and drugs in attacking an underlying disease.

LEAPS Candidates: CEL-2000, CEL-4000 and DerG-PG275(Cit) (aka, CEL-5000)

On September 19, 2017, CEL-SCI announced that it had been awarded a Phase 2 Small Business Innovation Research (SBIR) grant in the amount of $1.5 million from the National Institute of Arthritis and Musculoskeletal and Skin Diseases (NIAMS), which is part of the U.S. National Institutes of Health (NIH). This grant provided funding to allow CEL-SCI to advance its first LEAPS product candidate, CEL-4000, towards an Investigational New Drug (IND) application for a Phase 1 safety study, by funding IND enabling studies and additional mechanism of action studies, among other preclinical development activities. Work on CEL-4000 was conducted at CEL-SCI’s research laboratory and Rush University Medical Center in Chicago, Illinois in the laboratories of Tibor Glant, MD, Ph.D., Jorge O. Galante Professor of Orthopedic Surgery and Katalin Mikecz, MD, Ph.D. Professor of Orthopedic Surgery & Biochemistry. The SBIR grant was awarded based on published data described below by Dr. Glant's team in collaboration with CEL-SCI showing that the administration of a proprietary peptide using CEL-SCI's LEAPS technology prevented the development, and lessened the severity, including inflammation, of experimental proteoglycan induced arthritis (PGIA or GIA) when it was administered after the disease was induced in animals. This grant has been fully expended.

As part of the follow-up to the grant funded work, CEL-SCI published a review comparing CEL-4000 and the new LEAPS peptide CEL-5000 to both the Janus kinase (JAK) inhibitors and disease modifying anti-rheumatic drugs (DMARDs) in use for RA and autoimmune arthritis. The article reviewed the mechanism of action and targets with pictorial graphics in the journal Biomedicines and can be found online at https://www.ncbi.nlm.nih.gov/pmc/articles/PMC8772713/.

In May 2019, CEL-SCI announced that a newly discovered LEAPS conjugate acts alone and can complement CEL-4000 therapeutically when administered in combination to an animal model of Rheumatoid Arthritis (RA). This new LEAPS conjugate appears to act on T cell pathways by a new mechanism that is different from the pathways used by the CEL-4000 vaccine. The data was presented at the American Association of Immunologists 103rd Annual Meeting (Immunology 2019) by Daniel Zimmerman, Ph.D., CEL-SCI’s Senior Vice President of Research, Cellular Immunology. The work was performed in conjunction with researchers at Rush University Medical Center, Chicago, Illinois and was funded by the SBIR Phase 2 Grant.

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In July 2019, one of CEL-SCI’s collaborators from Rush, Dr. Adrienn Markovics presented new LEAPS data at i-Chem2019, International Conference on Immunity and Immunochemistry. Data presented was for a new second RA conjugate discovered which acts alone and can complement the existing CEL-4000 RA vaccine in an animal model of RA. The combination of the two RA conjugates provided not only broader epitope coverage, but also a greater therapeutic effect than either conjugate alone. The LEAPS work was performed in conjunction with researchers at CEL-SCI on CEL-4000 and the newly discovered LEAPS conjugate, CEL-5000. Both conjugates were evaluated alone and in combination in the model of proteoglycan [PG] induced arthritis (PGIA) called recombinant PG G1 domain-induced arthritis (GIA), an autoimmune mouse model of RA.

In February 2017 and November 2016, CEL-SCI announced preclinical data that demonstrate its investigational new drug candidate CEL-4000 has the potential to treat rheumatoid arthritis. This study was supported in part by the SBIR Phase I Grant and was conducted in collaboration with Drs. Katalin Mikecz and Tibor Glant, and their research team at Rush University Medical Center in Chicago, IL. This work was published in an article entitled “An epitope-specific DerG-PG70 LEAPS vaccine modulates T cell responses and suppresses arthritis progression in two related murine models of rheumatoid arthritis” and can be found online at https://www.ncbi.nlm.nih.gov/pmc/articles/PMC5568759/.

Prior to the SBIR Phase 2 grant in 2014, CEL-SCI was awarded a Phase 1 SBIR grant in the amount of $225,000 from NIAMS. This grant funded the development of CEL-SCI’s LEAPS technology as a potential treatment for rheumatoid arthritis, an autoimmune disease of the joints. The work was conducted at Rush University Medical Center in Chicago, Illinois in the laboratories of Tibor Glant, MD, Ph.D., Katalin Mikecz, MD, Ph.D., and Allison Finnegan, Ph.D. Professor of Medicine.

With the support of these SBIR grants, CEL-SCI is developing several new drug candidates, CEL-2000 and CEL-4000, as potential rheumatoid arthritis therapeutic treatments. The data from animal studies using the CEL-2000 treatment suggests that it could be used against rheumatoid arthritis with fewer administrations than those required by other anti-rheumatoid arthritis treatments currently on the market for arthritic conditions associated with the Th17 signature cytokine TNF-a. The preclinical data indicates these peptides could be used against rheumatoid arthritis where a Th1 signature cytokine (IFN-γ) is dominant. CEL-2000 and CEL-4000 each have the potential to become a personalized, disease-specific therapy, that acts at an earlier step in the disease process than current therapies, and which may be useful in patients not responding to existing rheumatoid arthritis therapies. CEL-SCI believes this represents a large unmet medical need in the rheumatoid arthritis market.

In March 2015, CEL-SCI and its collaborators published a review article on vaccine therapies for rheumatoid arthritis based in part on work supported by the SBIR Phase 1 grant. The article is entitled “Rheumatoid arthritis vaccine therapies: perspectives and lessons from therapeutic Ligand Epitope Antigen Presentation System vaccines for models of rheumatoid arthritis” and was published in Expert Review of Vaccines 1 - 18 and can be found online at http://www.ncbi.nlm.nih.gov/pubmed/25787143.

Accordingly, even though the various LEAPS candidates have not yet been given to humans, they have been tested in vitro with human cells. They have induced similar cytokine responses that were seen in these animal models, which may indicate that the LEAPS technology might translate to humans. The LEAPS candidates have demonstrated protection against lethal herpes simplex virus (HSV1) and H1N1 influenza infection, as a prophylactic or therapeutic agent in animals. They have also shown some level of activity in animals in two autoimmune conditions, curtailing and sometimes preventing disease progression in arthritis and myocarditis animal models.

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None of the LEAPS investigational products have been approved for sale, barter or exchange by the FDA or any other regulatory agency for any use to treat disease in animals or humans. The safety or efficacy of these products has not been established for any use. Lastly, no definitive conclusions can be drawn from the early-phase, preclinical-trials data involving these investigational products. Before obtaining marketing approval from the FDA in the United States, and by comparable agencies in most foreign countries, these product candidates must undergo rigorous preclinical and clinical testing which is costly and time consuming and subject to unanticipated delays. There can be no assurance that these approvals will be granted.

RISK FACTORS

Investment in our common stock offered pursuant to this prospectus and any prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, and prospectus supplements filed after the date of our most recent annual report on Form 10-K, any such reports we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, and the risk factors and other information contained in any prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in any applicable prospectus supplement.

DILUTION

As of June 30, 2024, we had a net tangible book value of $0.15 per share. An investor purchasing shares pursuant to any prospectus supplement we subsequently file will suffer dilution equal in amount to the difference between the price paid for the securities we offer and our net tangible book value at the time of purchase.

PLAN OF DISTRIBUTION

CEL-SCI may sell shares of its common stock, preferred stock, convertible preferred stock, rights, or warrants, units consisting of any of the foregoing, as well as any securities issuable upon the conversion of preferred stock or upon the exercise of warrants in and/or outside the United States: (i) through underwriters, placement agents, or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The applicable prospectus supplement with respect to the offered securities will set forth the name or names of any underwriters or agents, if any, the purchase price of the offered securities and the proceeds to CEL-SCI from such sale, any delayed delivery arrangements, any underwriting discounts, commissions, and other items constituting underwriters' or placement agents’ compensation, the public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any compensation paid to an underwriter or a placement agent. The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Notwithstanding the above, the maximum commission or discount to be received by any NASD member or independent broker-dealer will not be greater than 10% in connection with the sale of any securities offered by means of this prospectus or any related prospectus supplement, exclusive of any non-accountable expense allowance. Any securities issued by CEL-SCI to any FINRA member or independent broker-dealer in connection with an offering of CEL-SCI’s securities will be considered underwriting compensation and may be restricted from sale, transfer, assignment, or hypothecation for a number of months following the effective date of the offering, except to officers or partners (not directors) of any underwriter or member of a selling group and/or their officers or partners.

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CEL-SCI’s securities may be sold:

•	At a fixed price.

•	As the result of the exercise of warrants or rights, or the conversion of preferred shares, at fixed or varying prices, as determined by the terms of the warrants, rights or convertible securities.

•	At varying prices in "at the market" offerings.

•	In privately negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters.  The underwriter or underwriters with respect to a particular underwritten offering of securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement.  Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters may be obligated to purchase all the offered securities if any are purchased.

If dealers are utilized in the sale of offered securities in respect of which the prospectus supplement is delivered, CEL-SCI will sell the offered securities to the dealers as principals.  The dealers may then resell the offered securities to the public at varying prices to be determined by the dealers at the time of resale.  The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to the securities sold to the dealers.

If an agent is used in an offering, the agent will be named, and the terms of the agency will be set forth, in the prospectus supplement.  Unless otherwise indicated in the prospectus supplement, an agent will act on a best efforts basis for the period of its appointment.

The securities may be sold directly by CEL-SCI to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of the securities purchased by the institutional investors.  The terms of any of the sales, including the terms of any bidding or auction process, will be described in the applicable prospectus supplement.

CEL-SCI may permit agents or underwriters to solicit offers to purchase its securities at the public offering price set forth in a prospectus supplement pursuant to a delayed delivery arrangement providing for payment and delivery on the date stated in the prospectus supplement.  Any delayed delivery contract will contain definite fixed price and quantity terms.  The obligations of any purchaser pursuant to a delayed delivery contract will not be subject to any market outs or other conditions other than the condition that the delayed delivery contract will not violate applicable law.  In the event the securities underlying the delayed delivery contract are sold to underwriters at the time of performance of the delayed delivery contract, those securities will be sold to those underwriters.  Each delayed delivery contract shall be subject to CEL-SCI’s approval.  CEL-SCI will pay the commission indicated in the prospectus supplement to underwriters, dealers or agents soliciting purchases of securities pursuant to delayed delivery arrangements accepted by CEL-SCI.

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The shares of common stock may be sold by selling shareholders by one or more of the following methods, without limitation:

•	at a fixed price;

•	at varying prices in “at the market” offerings; and

•	in privately negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In completing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither we nor any selling shareholders can presently estimate the amount of such compensation. Notwithstanding the above, no FINRA member will charge commissions that exceed 8% of the total proceeds from the sale.

The selling shareholders and any broker/dealers who act in connection with the sale of its securities may be deemed to be “underwriters” within the meaning of §2(11) of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

Notwithstanding the above, while prospectus supplements may provide specific offering terms, or add to or update information contained in this prospectus, any fundamental changes to the offering terms will be made by means of a post-effective amendment.

Agents, dealers and underwriters may be entitled under agreements entered into with CEL-SCI to indemnification from CEL-SCI against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by such agents, dealers or underwriters.

DESCRIPTION OF SECURITIES

Common Stock

CEL-SCI is authorized to issue 600,000,000 shares of common stock, (the "common stock"). Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding shares of our common stock can elect all directors.

Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of CEL-SCI's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by CEL-SCI. There is no conversion, redemption, sinking fund or similar provision regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable.

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Preferred Stock

CEL-SCI is authorized to issue up to 200,000 shares of preferred stock. CEL-SCI's Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Colorado statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of CEL-SCI. Convertible preferred stock is convertible into shares of CEL-CI’s common stock pursuant to the terms of the convertible preferred shares. As of October 3, 2024, no shares of preferred stock were outstanding.

Warrants

Warrants that may be issued by CEL-SCI provide the holders the right to purchase a specific number of CEL-SCI’s shares at a fixed price at a future date.

Rights Agreement

In October 2020, we declared a dividend of one Series A Right and one Series B Right, or collectively the Rights, for each share of our common stock which was outstanding on October 30, 2020. When the Rights become exercisable, each Series A Right will entitle the registered holder, subject to the terms of a Rights Agreement, to purchase from us one share of our common stock at a price equal to 20% of the market price of our common stock on the exercise date, although the price may be adjusted pursuant to the terms of the Rights Agreement. If after a person or group of affiliated persons has acquired 15% or more of our common stock or following the commencement of a tender offer for 15% or more of our outstanding common stock (i) we are acquired in a merger or other business combination and we are not the surviving corporation, (ii) any person consolidates or merges with us and all or part of our common shares are converted or exchanged for securities, cash or property of any other person, or (iii) 50% or more of our consolidated assets or earning power are sold, proper provision will be made so that each holder of a Series B Right will thereafter have the right to receive, upon payment of the exercise price of $100 (subject to adjustment), that number of shares of common stock of the acquiring company which at the time of such transaction has a market value that is twice the exercise price of the Series B Right.

The description and terms of the Rights are set forth in a Rights Agreement between the Company and Computershare Trust Company, N.A., as Rights Agent.

Distribution of Rights

Initially, stockholders will not receive separate certificates for the Rights as the Rights will be represented by outstanding common stock certificates. Until the exercise date, the Rights cannot be bought, sold or otherwise traded separately from the common stock. Certificates for common stock carry a notation that indicates that Rights are attached to the common stock and incorporate the terms of the Rights Agreement.

Separate certificates representing the Rights will be distributed as soon as practicable after the earliest to occur of:

•	15 business days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of our outstanding common stock, or

•

15 business days (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons has acquired 15% or more of our common stock) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of our outstanding common stock.

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The earlier of such dates described above is called the “distribution date.”

Until the distribution date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for common stock outstanding as of the record date, even without such notation, will also constitute the transfer of the Rights associated with the common stock represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the Rights will be mailed to holders of record of the common stock as of the close of business on the distribution date and such separate right certificates alone will evidence the Rights.

Exercise and Expiration

The holders of the Rights are not required to take any action until the Rights become exercisable. The Rights are not exercisable until the distribution date. Holders of the Rights will be notified by us that the Rights have become exercisable. The Rights will expire on October 30, 2025, unless the expiration date is extended or unless the Rights are earlier redeemed by us as described below.

Redemption

At any time prior to the distribution date, our board of directors may redeem the Rights in whole, but not in part, at a price of $0.0001 per Right. Subject to the foregoing, the redemption of the Rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only entitlement of the holders of Rights will be to receive the redemption price.

Exchange Option

At any time after a person or group of affiliated persons has acquired 15% or more of our common stock or following the commencement of a tender offer for 15% or more of our outstanding common stock, and prior to the acquisition by such person of 50% or more of the outstanding common stock, our board of directors may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock per Right (subject to adjustment).

Other Provisions

The terms of the Rights may be amended by our board of directors without the consent of the holders of the Rights, except that from and after such time a person or group of affiliated persons has acquired 15% or more of our common stock no such amendment may adversely affect the interests of the holders of the Rights.

Until a Right is exercised, the holder of the Right, as such, will not have any rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. However, the Rights should not interfere with any merger or other business combination approved by a majority of our board of directors because the Rights may be redeemed by us at any time prior to the distribution date. Thus, the Rights are intended to encourage persons who may seek to acquire control of us to initiate such an acquisition through negotiations with our board of directors. However, the effect of the Rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in the equity securities of, or seeking to obtain control of, us. To the extent any potential acquisition is deterred by the Rights, the Rights may have the effect of preserving incumbent management in office.

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Attorneys’ Fees in Stockholder Actions

Our bylaws include a fee-shifting provision in Article X for stockholder claims. Article X provides that in the event that any stockholder initiates or asserts a claim against us, or any of our officers or directors, including any derivative claim or claim purportedly filed on our behalf, and the stockholder does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then the stockholder will be obligated to reimburse us and any of our officers or directors named in the action, for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorneys’ fees and other litigation expenses, that we or our officers or directors who were named in the action may incur in connection with such claim.

Our fee-shifting provision is not limited to specific types of actions, but is rather potentially applicable to the fullest extent permitted by law. There are several types of remedies that a stockholder may seek in connection with an action or proceeding against us, including declaratory or injunctive relief, or monetary damages. If a stockholder is not successful in obtaining a judgment that substantially achieves in substance, such as in the case of a claim for declaratory or injunctive relief, or amount, such as in the case of a claim for monetary damages, our and our officers’ and directors’ litigation expenses may be shifted to the stockholder.

Fee-shifting provisions are relatively new and untested. The case law and potential legislative action on fee shifting bylaws are evolving and there exists considerable uncertainty regarding the validity of, and potential judicial and legislative responses to, such bylaws. For example, it is unclear whether our ability to invoke our fee-shifting bylaw in connection with claims under the federal securities laws, including claims related to this offering, would be pre-empted by federal law. Similarly, it is unclear how courts might apply the standard that a stockholder must obtain a judgment that substantially achieves, in substance and amount, the full remedy sought. The application of our fee shifting bylaw in connection with such claims, if any, will depend in part on future developments of the law. We cannot assure you that we will or will not invoke our fee-shifting bylaw in any particular dispute, including any claims related to this offering.

If a stockholder that brings any such claim is unable to obtain the required judgment, the attorneys’ fees and other litigation expenses that might be shifted to such a stockholder are potentially significant. This fee-shifting bylaw, therefore, may dissuade or discourage stockholders (and their attorneys) from initiating lawsuits or claims against us or our directors and officers. In addition, it may impact the fees, contingency or otherwise, required by potential plaintiffs’ attorneys to represent our stockholders or otherwise discourage plaintiffs’ attorneys from representing our stockholders at all. As a result, this bylaw may limit the ability of stockholders to affect the management and direction of our company, particularly through litigation or the threat of litigation.

Transfer Agent

Computershare, Inc., of Denver, Colorado, is the transfer agent for CEL-SCI's common stock.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Hart & Hart, Denver, Colorado.

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EXPERTS

The financial statements as of September 30, 2023 and 2022 and for the years then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the Financial Statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

INDEMNIFICATION

CEL-SCI's bylaws authorize indemnification of a director, officer, employee or agent of CEL-SCI against expenses incurred by such person in connection with any action, suit, or proceeding to which such person is named a party by reason of such person having acted or served in such capacity, except for liabilities arising from such person's own misconduct or negligence in performance of such person's duty.  In addition, even a director, officer, employee, or agent of CEL-SCI who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling CEL-SCI pursuant to the foregoing provisions, CEL-SCI has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ADDITIONAL INFORMATION

CEL-SCI is subject to the requirements of the Securities Exchange Act of l934 and is required to file 10-K, 10-Q, 8-K reports, proxy statements and other information with the Securities and Exchange Commission.  The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding CEL-SCI.  The address of that site is http://www.sec.gov.

CEL-SCI has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus.  This prospectus does not contain all of the information set forth in the Registration Statement.  For further information with respect to CEL-SCI and such securities, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement.  Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.  The Registration Statement and related exhibits may also be examined at the Commission’s internet site.

CEL-SCI will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference below (other than exhibits to these documents, unless the exhibits are specifically incorporated by reference into this prospectus). Requests should be directed to:

CEL-SCI Corporation

8229 Boone Blvd., #802

Vienna, Virginia  22182

(703) 506-9460

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INCORPORATION OF DOCUMENTS BY REFERENCE – We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this Registration Statement, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2023;

•	our Quarterly Reports on Form 10-Q for the periods ended December 31, 2023, March 31, 2024 and June 30, 2024;

•	our Current Reports on Form 8-K filed with the SEC on October 24, 2023, October 30, 2023, November 20, 2023, February 13, 2024, April 19, 2024, April 23, 2024, June 20, 2024, July 26, 2024, July 29, 2024 and September 17, 2024;

•	our Proxy Statement relating to our April 19, 2024 Annual Meeting of Shareholders; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on July 2, 1996 and all amendments and reports updating that description

All documents filed with the Commission by CEL-SCI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement.  Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference may be accessed at the website of the Securities and Exchange Commission: www.sec.gov and at CEL-SCI's website: www.cel-sci.com.

Investors are entitled to rely upon information in this prospectus or incorporated by reference at the time it is used by CEL-SCI to offer and sell securities, even though that information may be superseded or modified by information subsequently incorporated by reference into this prospectus.

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Common Stock

CEL-SCI CORPORATION

 ________________

PROSPECTUS

 _________________

No dealer salesman or other person has been authorized to give any information or to make any representations, other than those contained in this prospectus. Any information or representation not contained in this prospectus must not be relied upon as having been authorized by CEL-SCI. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of CEL-SCI since the date of this prospectus.

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PART II

Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution

SEC Filing Fee	$13,905
Legal Fees and Expenses	7,500
Accounting Fees and Expenses	10,000
Miscellaneous Expenses	500
TOTAL	$31,905

All expenses other than the SEC filing fees are estimated.

Item 15.  Indemnification of Officers and Directors.

Pursuant to Section 7-109-102 of the Colorado Revised Statutes and CEL-SCI's Bylaws, CEL-SCI may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the best interest of CEL-SCI.

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Item 16.  Exhibits

3(a)	Articles of Incorporation	Incorporated by reference to Exhibit 3(a) of CEL-SCI's combined Registration Statement on Form S-1 and Post-Effective Amendment ("Registration Statement"), Registration Nos. 2-85547-D and 33-7531.

3(b)	Amended Articles	Incorporated by reference to Exhibit 3(a) of CEL-SCI's Registration Statement on Form S-1, Registration Nos. 2-85547-D and 33-7531.

3(c)	Amended Articles (Name change only)	Incorporated by reference to Exhibit 3(c) of CEL-SCI's Registration Statement on Form S-1 Registration Statement (No. 33-34878).

3(d)	Bylaws (as amended)	Incorporated by reference to Exhibit 3(d) of CEL-SCI's Post-Effective Amendment No. 3 to Registration Statement on Form S-1 (No. 333-229295).

4	Shareholders Rights Agreement, as Amended	Incorporated by reference to Exhibit 4 filed with CEL-SCI’s 8-K report dated October 30, 2020.

4(b)	Incentive Stock Option Plan	Incorporated by reference to Exhibit 4 (b) filed on October 7, 2016 with CEL-SCI’s registration statement on Form S¬8 (File number 333-214031).

4(c)	Non-Qualified Stock Option Plan	Incorporated by reference to Exhibit 4 (b) filed on August 30, 2024 with CEL-SCI’s registration statement on Form S¬8 (File number 333-281884).

4(d)	Stock Bonus Plan	Incorporated by reference to Exhibit 4 (d) filed on December 22, 2023 with CEL-SCI’s registration statement on Form S¬8 (File number 333-276238).

4(e)	Stock Compensation Plan	Incorporated by reference to Exhibit 4 (e) filed on January 24, 2020 with CEL-SCI’s registration statement on Form S¬8 (File number 333-236063.

4(f)	2014 Incentive Stock Bonus Plan	Filed with Amendment No. 2 to CEL-SCI’s annual report on Form 10-K for the year ended September 30, 2014.

5	Legal Opinion	___________________

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10(l)	First Amendment to Development Supply and Distribution Agreement with Orient Europharma.	Incorporated by reference to Exhibit 10(m) filed with CEL-SCI’s 10-K report for the year ended September 30, 2010.

10(m)	Exclusive License and Distribution Agreement with Teva Pharmaceutical Industries Ltd.	Incorporated by reference to Exhibit 10(n) filed with CEL-SCI’s 10-K report for the year ended September 30, 2010.

10(n)	Lease Agreement	Incorporated by reference to Exhibit 10(o) filed with CEL-SCI’s 10-K report for the year ended September 30, 2010.

10(p)	Licensing Agreement with Byron Biopharma	Incorporated by reference to Exhibit 10(i) of CEL-SCI’s report on Form 8-K dated March 27, 2009

10(z)	Development, Supply and Distribution Agreement with Orient Europharma	Incorporated by reference to Exhibit 10(z) filed with CEL-SCI’s report on Form 10-K for the year ended September 30, 2003.

10 (rr)	Assignment and Assumption Agreement with Teva Pharmaceutical Industries, Ltd. and GCP Clinical Studies, Ltd.	Incorporated by reference to Exhibit 10(rr) of CEL-SCI’s report on Form 10-K/A report for the year ended September 30, 2014 dated April 17, 2015.

10 (ss)	Service Agreement with GCP Clinical Studies, Ltd., together with Amendment 1 thereto*	Incorporated by reference to Exhibit 10(ss) of CEL-SCI’s first amendment to its Form 10-K report for the year ended September 30, 2014 dated April 17, 2015.

10 (tt)	Joinder Agreement with PLIVA Hrvatska d.o.o.	Incorporated by reference to Exhibit 10(tt) of CEL-SCI’s first amendment to its Form 10-K report for the year ended September 30, 2014 dated April 17, 2015.

10 (uu)	Master Service Agreement with Ergomed Clinical Research, Ltd., and Clinical Trial Orders thereunder	Incorporated by reference to Exhibit 10(uu) of CEL-SCI’s first amendment to its Form 10-K report for the year ended September 30, 2014 dated April 17, 2015.

10 (vv)	Co-Development and Revenue Sharing Agreement with Ergomed Clinical Research Ltd., dated April 19, 2013, as amended	Incorporated by reference to Exhibit 10(vv) of CEL-SCI’s first amendment to its Form 10-K report for the year ended September 30, 2014 dated April 17, 2015.

10 (ww)	Co-Development and Revenue Sharing Agreement II: Cervical ntraepithelial Neoplasia in HIV/HPV co-infected women, with Ergomed Clinical Research Ltd., dated October 10, 2013, as amended	Incorporated by reference to Exhibit 10(ww) of CEL-SCI’s first amendment to its Form 10-K report for the year ended September 30, 2014 dated April 17, 2015.

10(xx)	Co-Development and Revenue Sharing Agreement III: Anal warts and anal intraepithelial neoplasia in HIV/HPV co-infected patients, with Ergomed linical Research Ltd., dated October 24, 2013	Incorporated by reference to Exhibit 10(xx) of CEL-SCI’s first amendment to its Form 10-K report for the year ended September 30, 2014 dated April 17, 2015.

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10 (yy)	Master Services Agreement with Aptiv Solutions, Inc.	Incorporated by reference to Exhibit 10(yy) of CEL-SCI’s first amendment to its Form 10-K report for the year ended September 30, 2014 dated April 17, 2015.

10 (zz)	Project Agreement Number 1 with Aptiv Solutions, Inc. together with Amendments 1 and 2 thereto*	Incorporated by reference to Exhibit 10(zz) of CEL-SCI’s first amendment to its Form 10-K report for the year ended September 30, 2014 dated April 17, 2015.

10 (aaa)	Second Amendment to Development Supply and Distribution Agreement with Orient Europharma	Incorporated by reference to Exhibit 10(aaa) of CEL-SCI’s first amendment to its Form 10-K report for the year ended September 30, 2014 dated April 17, 2015.

10 (iii)	Amendment to Co-Development and Revenue Sharing Agreement with Ergomed Clinical Research, Ltd., dated September 15, 2015	Incorporated by reference to Exhibit 10 (iii) filed with CEL-SCI’s 10-K report for the year ended September 30, 2015.

10 (mmm)	Employment Agreement with Geert Kersten (2019-2023)	Incorporated by reference to Exhibit 10(10.7) of CEL-SCI’s report on Form 8-K dated August 31, 2019.

10 (nnn)	Employment Agreement with Patricia Prichep (2019-2022)	Incorporated by reference to Exhibit 10(10.8) of CEL-SCI’s report on Form 8-K dated August 31, 2019.

10 (ooo)	Employment Agreement with Eyal Taylor (2019-2022)	Incorporated by reference to Exhibit 10(10.9) of CEL-SCI’s report on Form 8-K dated August 31, 2019.

10 (ppp)	Extension of Employment Agreement with Patricia Prichep (2023-2027)	Incorporated by reference to Exhibit 10(10.10) of CEL-SCI’s report on Form 8-K dated August 31, 2023.

10 (qqq)	Extension of Employment Agreement with Eyal Taylor (2023-2027)	Incorporated by reference to Exhibit 10(10.11) of CEL-SCI’s report on Form 8-K dated August 21, 2023.

10 (rrr)	Extension of Employment Agreement with Geert Kersten (2019-2023)	Incorporated by reference to Exhibit 10.10 of CEL-SCI’s report on Form 8-K dated October 26, 2023.

23.1	Consent of Hart & Hart, LLC	____________________

23.2	Consent of BDO USA, P.C.	____________________

97	Policy relating to Recovery of Erroneously Awarded Compensation	Incorporated by reference to Exhibit 97 of CEL-SCI’s 10-K report for the year ended September 30, 2023.

*

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Commission under Rule 24b-2 of the Securities Exchange Act of 1934. The omitted confidential material has been filed separately with the Commission. The location of the omitted confidential information is indicated in the exhibit with asterisks (*)

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

(i)	To include any prospectus required by Section l0(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter.

(2)

That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of l933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

The registrant and each person whose signature appears below hereby authorizes the agent for service named in this registration statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this registration statement, which amendments may make such changes in this registration statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this registration statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of l933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vienna, State of Virginia, on the 11 th day of October 2024.

CEL-SCI CORPORATION

By:	/s/ Geert Kersten
Geert Kersten, Chief Executive, Financial and
Accounting Officer

Pursuant to the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Geert Kersten
Geert Kersten	Chief Executive, Financial and
	Accounting Officer and a Director	October 11, 2024
/s/ Robert Watson
Robert Watson	Director, Chairman of the Board	October 11, 2024
/s/ Bruno Baillavoine
Bruno Baillavoine	Director	October 11, 2024
/s/ Mario Gobbo
Mario Gobbo	Director	October 11, 2024

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EXHIBITS

CEL-SCI CORPORATION

REGISTRATION STATEMENT ON FORM S-3

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